UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☑   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
EDDIE BAUER HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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(1)	Amount Previously Paid:

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(4)	Date Filed:

EDDIE BAUER HOLDINGS, INC.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

October 8, 2008

Dear Eddie Bauer Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Eddie Bauer Holdings, Inc. (“Eddie Bauer” or the “Company”) to be held at 8:00 a.m., Pacific Time, on November 5, 2008, at the Company’s offices located at 10401 NE 8th Street, Fifth Floor, Bellevue, Washington. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

At the special meeting you will be asked to consider and vote upon a proposal to amend Eddie Bauer’s Certificate of Incorporation to extend the 4.75% limitation on ownership of its securities contained in its Certificate of Incorporation from the current expiration date of January 4, 2009, to January 1, 2012, and to provide for an exception to that limitation for the issuance of the Company’s securities upon conversion of the Company’s 5.25% Convertible Senior Notes due 2014 in accordance with their terms. The Board of Directors recommends that you vote “For” the proposal to preserve the Company’s ability to use its net operating loss carryforwards, which have significant value to the Company.

The accompanying Proxy Statement provides you with detailed information about the proposed amendment and the special meeting. Please give this material your careful attention. You also may obtain more information about Eddie Bauer from documents we have filed with the Securities and Exchange Commission.

Your vote is important. The Company’s Board of Directors has fixed the close of business on October 3, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders. Whether or not you plan to attend the special meeting, please use the enclosed proxy to vote promptly — by telephone or Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided. Your proxy is being solicited by, and on behalf of, the Board of Directors of Eddie Bauer. The failure to vote has the same effect as a vote against the approval of the amendment to the Certificate of Incorporation. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of Eddie Bauer.

Sincerely,

William T. End
Chairman of the Board

EDDIE BAUER HOLDINGS, INC.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Eddie Bauer Holdings, Inc.

PLEASE TAKE NOTICE that a Special Meeting of Stockholders of Eddie Bauer Holdings, Inc., a Delaware corporation (“Eddie Bauer”) will be held at the following time and place to consider the matters set forth below:

DATE	November 5, 2008

TIME	8:00 a.m. Pacific Time

PLACE	Offices of Eddie Bauer Holdings, Inc. 10401 NE 8th Street, Fifth Floor Bellevue, Washington
ITEMS OF BUSINESS
(1) To approve an amendment to Eddie Bauer’s Certificate of Incorporation (i) to extend the 4.75% limitation on ownership of securities contained in the Company’s Certificate of Incorporation from the current expiration date of January 4, 2009 to January 1, 2012, and (ii) to provide for an exception to that limitation for the issuance of the Company’s securities upon conversion of the Company’s 5.25% Convertible Senior Notes due 2014 in accordance with their terms.

(2) To approve adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting or any adjournment thereof to approve the first proposal.

Only stockholders of record at the close of business on October 3, 2008, are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the special meeting.

By Order of the Board of Directors:

Freya Brier
Senior Vice President and Corporate Secretary

Bellevue, Washington
October 9, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE, AS INDICATED ON YOUR PROXY CARD.

EDDIE BAUER HOLDINGS, INC.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

PROXY STATEMENT

SUMMARY

The Board of Directors is soliciting proxies to be voted at the special meeting of stockholders of the Company (the “Special Meeting”) to be held on November 5, 2008. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Special Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. Please read it carefully.

This summary highlights selected information from the Proxy Statement and may not contain all of the information that is important to you. You should carefully read the entire Proxy Statement to fully understand the proposed amendment. In this Proxy Statement, the terms “Eddie Bauer,” “Company,” “we,” “us” and “our” refer to Eddie Bauer Holdings, Inc.

We intend to mail this Proxy Statement and accompanying proxy card to our stockholders beginning on or about October 9, 2008.

QUESTIONS AND ANSWERS

Q:	Where and when is the Special Meeting?

A:	The Special Meeting will be held at our offices at 10401 NE 8th Street, Fifth Floor, Bellevue, Washington at 8:00 a.m., Pacific Time, on November 5, 2008.

Q:	What items of business will be voted on at the Special Meeting?

A:	There will be two items of business to be voted on at the Special Meeting:

• Approval of an amendment to Eddie Bauer’s Certificate of Incorporation (i) to extend the 4.75% limitation on ownership of its securities from the current expiration date of January 4, 2009 to January 1, 2012, and (ii) to provide for an exception to that limitation for the issuance of the Company’s securities upon conversion of the 5.25% Convertible Senior Notes due 2014 (the “Notes”) in accordance with their terms.

• Approval of adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting or any adjournment thereof to approve the first proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote “FOR” approval of the amendment of our Certificate of Incorporation and adjournment of the Special Meeting.

Q:	What is the voting requirement to approve each proposal?

A:	To be approved, the proposal to approve the amendment of the Certificate of Incorporation must receive a “FOR” vote from a majority of shares of common stock outstanding on the record date. Broker non-votes and abstentions with respect to this proposal will be treated as votes “AGAINST” the proposal.

Approval of any adjournment of the Special Meeting may be obtained by the affirmative vote of stockholders representing a majority of the shares of common stock casting votes at the Special Meeting, excluding abstentions. Because approval of such adjournment is based on the affirmative vote of a majority of shares casting votes at the Special Meeting, abstentions and broker non-votes will have no affect on whether this proposal is approved.

Q:	Who is paying for this proxy solicitation and soliciting my vote?

A:	We will pay the entire cost of soliciting the proxies. In addition to these mailed proxy materials, our directors, officers, employees and representatives of MacKenzie Partners, Inc. may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile transmission or by other means of communication. Directors, officers and employees will not be paid additional remuneration for their efforts, but MacKenzie Partners, Inc. will be paid its customary fee of approximately $12,500 plus out-of-pocket expenses for soliciting proxies. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Eddie Bauer common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who may vote at the Special Meeting?

A:	You may vote your Eddie Bauer common stock at the Special Meeting if you owned those shares at the close of business on October 3, 2008, which we refer to as the “Record Date.” On the Record Date, there were 30,824,275 shares of common stock outstanding, and approximately 492 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Special Meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name with Computershare Trust Company, Inc., our “Transfer Agent,” the proxy materials, including the proxy card, are being sent directly to you by Eddie Bauer, and you can vote in any of the ways described below. If you hold shares in street name through a broker, bank or other nominee rather than directly in your own name, the proxy materials are being forwarded to you by the bank, broker or other nominee, and you will need to provide a proxy to your nominee to vote, unless you obtain a legal proxy to vote the shares in person. If you owned shares on the Record Date, you may vote in one of the following ways:

• By telephone, using the toll-free number listed on your proxy card (if held in your name) or vote instruction card (if held in street name). Votes may be cast through 1:00 a.m. (Central time) on November 5, 2008;

• By Internet, using the address provided on the proxy or vote instruction card. Internet votes may be cast through 1:00 a.m. (Central time) on November 5, 2008;

• By marking, signing, dating and mailing each proxy or vote instruction card pursuant to the instructions enclosed. If you return your proxy without marking the boxes showing how you wish to vote, your shares will be voted “FOR” approval of the Amendment and “FOR” approval of any adjournment of the Special Meeting. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” approval of the Amendment but will have no affect on approval of any adjournment of the Special Meeting; or

• By attending the Special Meeting. If you hold shares in street name, a legal proxy from your nominee must be brought to the Special Meeting for you to vote at the meeting.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	In accordance with the Company’s Bylaws, only the items of business described in the accompanying notice may be conducted at the Special Meeting. Accordingly, additional matters may not be presented at the Special Meeting.

Q:	What happens if I abstain?

A:	For purposes of determining whether the stockholders have approved the Amendment, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote, or a vote “AGAINST” the Amendment. Abstentions will have no affect on whether adjournment of the Special Meeting is approved.

Q:	What is the quorum requirement for the Special Meeting?

A:	A majority of Eddie Bauer’s outstanding shares as of the Record Date must be present at the Special Meeting for the Company to hold the Special Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes if you:

• are present and voting at the Special Meeting; or

• have properly submitted a proxy card or voted over the Internet or by telephone.

Q:	How can I change my vote after I return my proxy card?

A:	You can revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may do this by:

• written notice to the Corporate Secretary of the Company;

• timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

• voting by ballot at the Special Meeting.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How can I obtain a separate set of proxy materials?

A:	To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one Eddie Bauer common stock account, we are delivering only one set of the proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Eddie Bauer Holdings, Inc.
Attention: Investor Relations
10401 NE 8th Street, Suite 500
Bellevue, WA 98004
(425) 755-6544

Q:	Is there a list of stockholders entitled to vote at the Special Meeting?

A:	The names of stockholders of record entitled to vote at the Special Meeting will be available at the Special Meeting and for 10 days prior to the Special Meeting for any purpose relevant to the Special Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices by contacting the Corporate Secretary of the Company.

Q:	Are copies of the proxy materials available electronically?

A:	The Notice of Special Meeting of Stockholders and Proxy Statement are available on our website at http://investors.eddiebauer.com by clicking on “SEC Filings.”

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting?

A:	Any stockholder who intends to present a proposal for inclusion in our Proxy Statement and proxy card relating to our 2009 annual meeting of stockholders must submit his, her or its proposal addressed to Corporate Secretary, Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004 by November 20, 2008. The rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) provide that if the date of a company’s annual meeting of stockholders is advanced or delayed more than 30 days from the anniversary date the prior year’s annual meeting, stockholder proposals intended to be included in the proxy materials must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the next annual meeting of stockholders. Upon determination by the Company that the date of the 2009 annual meeting of stockholders will be advanced or delayed by more than 30 days from the anniversary date of the 2008 Annual Meeting, the Company will disclose that change in the earliest possible public filing.

If a stockholder intends to present a proposal at our 2009 annual meeting of stockholders, but does not intend to have it included in our Proxy Statement, the proposal must be delivered to our Corporate Secretary no earlier than January 2, 2009, and no later than February 1, 2009. If the date of our 2009 annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, the proposal must be delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of our 2009 annual meeting of stockholders is mailed or we publicly disclose the date of our 2009 annual meeting of stockholders.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary” and similar expressions. Such forward looking statements include statements about the amount, availability and the Company’s ability to use federal net operating loss carryforwards (“NOLs”) in certain circumstances. Forward-looking statements contained in this Proxy Statement are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including the unfavorable reactions from stockholders to the proposed extension of the Ownership Limitation; the Company’s inability to use its federal NOLs, whether as a result of lack of future income for tax purposes or otherwise; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended December 29, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 29, 2008 and June 28, 2008. The information contained in this Proxy Statement is provided as of October 8, 2008, and the Company undertakes no obligation to update any forward-looking statements.

PROPOSAL 1: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Introduction

The Board of Directors has approved and is recommending to the Company’s stockholders for their approval, an amendment (the “Amendment”) to the Company’s Certificate of Incorporation to extend the expiration date of the existing 4.75% limitation on ownership of the Company’s securities from January 4, 2009 to January 1, 2012 (the “Ownership Limitation”).

Convertible Note Consent Solicitation

Under the terms of the Indenture governing the Notes, the Company was prohibited from extending the Ownership Limitation beyond January 4, 2009 and, without unanimous approval of the holders of the Notes, from amending the Indenture in a manner that adversely affects the conversion rights of the Notes. Prior to the commencement of this proxy solicitation, the Company obtained the consent of the holders of 91% in principal amount of the Notes to an amendment to the Indenture to allow for the extension of the Ownership Limitation to January 1, 2012, provided that, in order to ensure that the conversion rights of the Notes would not be adversely affected by the extension, the conversion of the Notes would not be prohibited by the Ownership Limitation as extended. Upon receipt of the consent of the holders of the Notes, the Company entered into a Supplemental

Indenture to permit the Amendment. The Company now seeks approval of the Amendment from its stockholders to extend the Ownership Limitation from January 4, 2009 to January 1, 2012.

Reasons for the Ownership Limitation

The Company was formed in June 2005 as a new parent company in connection with the emergence from bankruptcy of its principal operating subsidiary, Eddie Bauer, Inc. In accordance with the related Plan of Reorganization, the Company’s Certificate of Incorporation contains provisions imposing restrictions on the direct or indirect ownership of the Company’s common stock or other class of equity (i.e. the Ownership Limitation) such that (i) no Person (defined as an individual, various forms of corporations or partnerships, estates, trusts or associations) may acquire or accumulate 4.75% or more of such common stock or other class of equity and (ii) no Person owning directly or indirectly 4.75% or more of such common stock or other equity may acquire additional shares without meeting certain notice and prior approval requirements as set forth in the Certificate of Incorporation. As described more fully below, the Ownership Limitation was included in the Company’s Certificate of Incorporation at the time of its formation with the intention of preserving the availability of NOLs to the Company. As of June 28, 2008 the Company estimates that it had approximately $370 million of pre-bankruptcy federal NOLs ($129 million tax affected, or $4.22 per share) available to offset against future income for federal tax purposes.

If the Amendment is not approved, the Ownership Limitation will expire on January 4, 2009, unless the Company’s board of directors determines in good faith that it is in the best interest of the Company and its stockholders for the Ownership Limitation to expire on an earlier date. Any transfers of common stock in violation of the Ownership Limitation are null and void, unless the transferor or transferee, upon providing at least 15 days’ prior written notice of the transfer, obtains written consent for the proposed transfer from a majority of the Company’s board of directors. If the Company determines that a transfer in violation of the Ownership Limitation has occurred, upon written notice to the transferee, the transferee is required to transfer the shares of common stock obtained in violation of the Ownership Limitation to an agent designated by the board of directors for sale.

Consistent with a number of private letter rulings by the Internal Revenue Service (the “IRS”), it has been the practice of the Company’s board of directors to permit transfers of common stock to affiliated investment funds that hold beneficial ownership of common stock (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) that equals or exceeds 4.75% of the Company’s common stock, so long as the Company is given representations reasonably acceptable to it to the effect that no single affiliated fund holds more than 4.75% of the Company’s common stock for purposes of Section 382 of the Internal Revenue Code, as amended.

The Ownership Limitation was established to provide the Company’s board of directors with the ability to prevent the occurrence of an “ownership change” under Section 382. Under Section 382, an ownership change occurs if there is a greater than 50% change in equity ownership of a company over a three-year period, determined by reference to the ownership of persons holding 5% or more of that company’s equity securities. If a corporation undergoes an ownership change as defined in Section 382, that corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income generally will be limited for any year after the ownership change to an amount equal to the value of the corporation’s stock immediately before the ownership change times the highest of the adjusted federal long-term rates in effect for any month in the three-calendar month period ending with the calendar month in which the ownership change occurs. The Company’s Certificate of Incorporation sets the Ownership Limitation below 5% to prevent persons from becoming 5% shareholders whose equity positions would be aggregated in determining whether an ownership change has occurred under Section 382.

The Company’s NOLs are currently limited under Section 382 as a result of an ownership change that occurred upon its emergence from bankruptcy. Because of the value of the Company’s equity at that time and the application of the built in gain rules of Section 382, the Company believes that the limitations imposed by Section 382 generally would not preclude use of federal NOLs that existed at that time, assuming the Company has sufficient taxable income in future carryover periods to use those NOLs. If the Company were to experience an ownership change in the future, however, its ability to use any federal NOLs existing at that time could be materially limited, especially if the value of the Company’s equity were to remain at or near current levels.

Reasons for the Amendment

The Company estimates that under Section 382 it can currently use up to approximately $86 million of pre-bankruptcy federal NOLs per year in fiscal 2008 and 2009, approximately $61 million in 2010 and approximately $36 million in fiscal 2011 and future fiscal years, until the NOLs’ expiration in fiscal 2021 or they are fully used. The Company also estimates that if a future ownership change were to occur under Section 382, based upon the trading price of the Company’s common stock on June 28, 2008, Section 382 would limit the Company’s ability to use pre-bankruptcy federal NOLs to approximately $9 million per year for the first five years following the ownership change and $6 million per year thereafter through expiration in fiscal 2021. In that circumstance, the Company believes a significant portion of its federal NOLs would expire unused.

While the amount of the Company’s pre-change federal NOLs that it can use in the future will depend on a number of factors at the time any future ownership change were to occur, and therefore cannot be determined at this time, the Company believes that occurrence of a future ownership change prior to the use of a material portion of its federal NOLs could have a material adverse effect on it, and that providing the Company’s board of directors with the ability to assure the availability of current federal NOLs to offset against future income up to January 1, 2012 would be of great value to the Company. It is for this reason that the Company is seeking approval of the Amendment. The Company selected a three-year extension in the Ownership Limitation because the amount of NOL carryovers available to it during those three years is significant, because the Company is in a turnaround situation and will be unlikely to utilize significant NOLs in a shorter period and because it did not believe the cost and effort of obtaining the approval of both the holders of the Notes and the Company’s stockholders would be warranted for a shorter period.

The Company has considered whether an ownership change under Section 382 might occur as a result of a conversion of the Notes prior to January 1, 2012 under any of the conversion triggers described in the Indenture and believes that such an ownership change would be highly unlikely because even if all Notes were converted, the percentage of common stock acquired by the Note holders would be less than the percentage change of ownership necessary to trigger an ownership change under Section 382 based on the Company’s current assessment of the changes in ownership of its common stock that have occurred over the last three years. Moreover, the Company believes these triggers to be unlikely to result in a material limitation in the Company’s ability to use its pre-bankruptcy federal NOLs (for a conversion that occurs when the trading price of the Company’s common stock exceeds $16.26), to be unlikely to occur (for a conversion that occurs when the trading price of the Notes is less than the trading price of the common stock that could be received upon conversion of the Notes) or to be within the control of the Company (for a conversion in connection with a specified corporate transaction).

The Company considered alternatives to extending the expiration date of the Ownership Limitation, including the adoption of a so-called “poison pill” or stockholder rights plan intended to discourage any person from becoming a 5% shareholder under Section 382, but determined to seek extension of the expiration date for the Ownership Limitation because of the greater level of certainty in the Company’s ability to prevent persons from becoming 5% shareholders and thereby preclude occurrence of a future ownership change. If the Amendment is not approved, then the Company will seriously consider adopting a stockholder rights plan to discourage any future ownership change under Section 382.

Summary of the Amendment

Under our Certificate of Incorporation, a person or entity who seeks to acquire 4.75% or more of our outstanding common stock, or a person or entity who already is a direct or indirect 4.75% stockholder and wishes to increase its ownership, may not acquire such shares unless it has obtained the prior written consent of our board of directors until such time as the Ownership Limitation expires on January 4, 2009. The Company proposes the Amendment to amend its Certificate of Incorporation in the following respects: (i) to extend the 4.75% Ownership Limitation of its securities contained in its Certificate of Incorporation from the current expiration date of January 4, 2009 to January 1, 2012, and (ii) to provide for an exception to the Ownership Limitation for the issuance of the Company’s securities upon conversion of the Notes in accordance with their terms. The specific changes to the Certificate of Incorporation are set forth below. The effect of the Amendment is that the Company would be able to limit transfer of its securities to prevent any person from acquiring or accumulating 4.75% or more of such securities through January 1, 2012, thereby preventing further limitations on the Company use of NOLs through that date. The Amendment would also have the effect of preventing or making more difficult a change in control of the Company through January 1, 2012.

Proposed Amendment

Upon approval of the Amendment, Article V of the Company’s Certificate of Incorporation will be amended as set forth below (strikethrough text indicates text to be deleted; underlined indicates text to be added).

The definition of “Restricted Release Date” would be amended to read in its entirety as follows:

““Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board of Directors in good faith determines that the requirements under Section 382(l)(5) of the Code will not be satisfied with respect to the ownership change occurring directly as a result of the consummation of the Plan of Reorganization; (ii) any date after the Effective Date if the stockholders of the Corporation so vote in accordance with applicable law; (iii) any date after the Effective Date, but not earlier than January 1, 2008, if the Board of Directors in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article V to expire; or (iv) ~~January 4, 2009~~
January 1, 2012
.”

Paragraph (2)(a) would be amended to read in its entirety as follows:

“From and after the Effective Date and prior to the Restriction Release Date, except for the issuance of Corporation Securities upon conversion of the Corporation’s 5.25% Convertible Senior Notes due 2014,
 no Person shall be permitted to make a Transfer, and any such purported Transfer will be void ab initio, to the extent that after giving effect to such purported Transfer (i) the purported transferee or a person related to the purported transferee would become a Substantial Holder, or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer, is an Initial Substantial Holder or a Substantial Holder would be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of the Nasdaq National Market, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.”

Vote required

The affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock on the Record Date is required for approval of the Amendment. Broker non-votes with respect to this proposal will be treated as votes “against” the proposal because they represent shares entitled to vote that have not been voted in the affirmative. Abstentions will have the same effect as votes “against” the proposal because they represent shares entitled to vote that have not been voted in the affirmative.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of September 17, 2008, by:

•	each of our non-employee directors;

•	each of the persons identified with reference to the definition of “named executive officers” set forth in Item 402(a)(3) of Regulation S-K;

•	all of our directors and executive officers as a group; and

•	all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Beneficial ownership information is based on most recent Form 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to the Company. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock, warrants, convertibles notes and/or restricted stock units (“RSU”) held by that person that are currently exercisable or exercisable within 60 days of September 17, 2008 are deemed to be outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 30,824,275 shares of common stock outstanding on September 17, 2008. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
	Owned	Outstanding

Wellington Management Company, LLP(1)	3,963,444	12.9%
D.E. Shaw & Co., L.L.C.(2)	2,765,466	9.0%
FMR Corp.(3)	2,587,261	8.4%
Trafelet Capital Management, L.P., Trafelet & Company LLC, and Remy Trafelet(4)	2,333,900	7.6%
Ahab Opportunities, L.P., Ahab Opportunities, Ltd., Ahab Aggressive, L.P., Ahab Aggressive Ltd., and Jonathan Gallen(5)	2,150,000	7.0%
Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford(6)	2,066,821	6.7%
JP Morgan Chase & Company(7)	1,857,839	6.0%
H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP, and Rehan Jaffer(8)	1,700,000	5.5%
Third Point, LLC and Daniel S. Loeb(9)	1,645,300	5.3%
Michael A. Roth and Brian J. Stark(10)	1,617,782	5.2%
William T. End(11)	108,937	*
John C. Brouillard(12)	33,537	*
Howard Gross(13)	26,628	*
Paul E. Kirincic(14)	64,791	*
William Redmond	3,511	*
Kenneth M. Reiss(15)	68,814	*
Laurie M. Shahon(16)	38,814	*
Edward M. Straw(17)	33,377	*
Stephen E. Watson(18)	43,814	*
Fabian Mansson(19)	109,553	*
David Taylor	—	*
Neil Fiske(20)	65,000	*
Marv Toland(21)	30,000	*
Shelley Milano	45,500	*
Kathleen Boyer	45,500	*
Ann Perinchief(22)	113,439	*
R. Thomas Helton(23)	41,450	*
All directors and executive officers as a group (16 persons)(24)	750,850	2.4%

*	Indicates less than one percent.

(1)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by Wellington Management Company, LLP (“Wellington Management”). According to the Schedule 13G, Wellington Management has (a) shared voting power over 2,392,273 shares and (b) shared dispositive power over 3,963,444 shares. The shares listed above are owned of record by clients of Wellington Management. Wellington Management acknowledges that, in its capacity as investment advisor, it may be deemed the beneficial owner of the shares listed above. The address for Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(2)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw. According to the Schedule 13G: (a) D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw have shared voting and dispositive powers over and beneficially own 2,765,466 shares composed of (i) 1,382,733 shares in the name of D.E. Shaw Laminar Portfolios, L.L.C. and (ii) 1,382,733 shares in the name of D.E. Shaw Oculus Portfolios, L.L.C. David E. Shaw does not own any shares directly, but may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 2,765,466 shares. The address of each of D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York NY 10036.

(3)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by FMR Corp. and certain related entities. According to the Schedule 13G/A: Fidelity Management & Research Company (“Fidelity”) beneficially owns 2,587,261 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; the number of shares beneficially owned by the investment companies includes 1,162,361 shares resulting from the assumed conversion of $15,750,000 principal amount of Eddie Bauer 5.25% Convertible Notes (73.8007 shares of Common Stock for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 1,424,900 shares. Edward C. Johnson 3d and certain members of his family, collectively, may form a controlling group with respect to FMR Corp. The address of each entity and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Information based on Schedule 13G/A filed on February 14, 2008, with the SEC by Trafelet Capital Management, L.P., Trafelet & Company LLC, and Remy Trafelet (together, “Trafelet”). According to the Schedule 13G/A Trafelet has shared voting and shared dispositive power over all shares, and disclaims beneficial ownership in the shares except to the extent of their pecuniary interest therein. The address of Trafelet is 520 Madison Avenue, 39th Floor, New York, NY 10022.

(5)	Information based on the Schedule 13G filed on July 28, 2008, with the SEC by Jonathan Gallen, in his capacity as the investment manager for Ahab Opportunities, L.P., Ahab Opportunities, Ltd., Ahab Aggressive, L.P., Ahab Aggressive Ltd., and one or more private investment accounts reporting beneficial ownership of 2,150,000 shares. According to the Schedule 13G, Jonathan Gallen possesses sole voting and dispositive power over the shares. The address of Jonathan Gallen is 299 Park Avenue, 17th Floor, New York, New York 10171.

(6)	Information based on the Schedule 13G filed on January 3, 2008, with the SEC by Peninsula Capital Management, LP and Scott Bedford reporting beneficial ownership of 2,066,821 shares. According to the Schedule 13G, Peninsula Capital Management, LP, and Scott Bedford have shared voting and dispositive power over the shares, of which Peninsula Master Fund, Ltd. shares voting and dispositive power over 1,545,011 shares. Each disclaims beneficial ownership in the shares except to the extent of their pecuniary interest. The address of Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford is 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(7)	Information based on Schedule 13G filed on February 12, 2007, with the SEC by JPMorgan & Chase Co. and its wholly-owned subsidiary, JPMorgan Chase Bank, National Association. According to the Schedule 13G, JPMorgan & Chase Co. has sole voting and dispositive power over 1,857,839 shares. The address for JPMorgan & Chase Co., is 270 Park Avenue, New York, NY 10017.

(8)	Information based on Schedule 13G filed on March 17, 2008, with the SEC by H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP, and Rehan Jaffer (“H Partners Reporting Persons”). According to the Schedule 13G, H Partners Reporting Persons have shared voting power and shared dispositive power over all shares. Each of the H Partners Reporting Persons disclaim beneficial ownership in the shares, except to the extent of his or its pecuniary interest therein. The address for the H Partners Reporting Persons is 152 West 57th Street, 52nd Floor, New York, New York 10019

(9)	Information based on Schedule 13G filed on February 14, 2008, with the SEC by Third Point, LLC and Daniel S. Loeb. According to the Schedule 13G, Third Point, LLC and Daniel S. Loeb have shared voting and dispositive power over all shares. The address for Third Point, LLC and Daniel S. Loeb is 390 Park Avenue, New York, NY 10022.

(10)	Information based on the Schedule 13G filed on April 25, 2008, with the SEC by Michael A. Roth and Brian J. Stark , as joint filers (“Stark Reporting Persons”). According to the Schedule 13G, all shares are held directly by Stark Master Fund Ltd. (“Stark Master”) and Stark Criterion Master Fund (“Stark Criterion”). The Stark Reporting Persons direct the management of Stark Offshore Management LLC (“Stark Offshore”), which acts as investment manager and has sole power to direct the management of Stark Master. The Reporting Persons direct the management of Stark Criterion Management LLC (“Stark Management”), which acts as the investment manager and has sole power to direct the management of Stark Criterion. As managing members of Stark Offshore and Stark Management, the Stark Reporting Persons possess shared voting and shared dispositive power over all shares. Stark Reporting Persons disclaim beneficial ownership. The principal business office of the Stark Reporting Persons is 3600 South Lake Drive, St. Francis, WI 53235.

(11)	Consists of 91,937 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. End. Does not include 7,877 shares vested and deferred under the Company’s deferred compensation plan.

(12)	Consists of 16,537 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Brouillard. Does not include 7,877 shares vested and deferred under the Company’s deferred compensation plan.

(13)	Consists of 9,628 shares and 17,000 shares subject to stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Gross. Does not include 5,366 shares vested and deferred under the Company’s deferred compensation plan.

(14)	Consists of 47,791 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Kirincic. Does not include 5,023 shares vested and deferred under the Company’s deferred compensation plan.

(15)	Consists of 51,814 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Reiss.

(16)	Consists of 21,814 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Ms. Shahon.

(17)	Consists of 16,377 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Straw. Does not include 3,937 shares vested and deferred under the Company’s deferred compensation plan.

(18)	Consists of 26,814 shares and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Watson.

(19)	Consists of 9,553 shares and 100,000 shares of common stock reserved for issuance upon exercise of stock options that are exercisable. On February 9, 2007, in connection with Mr. Månsson’s resignation, his 50,000 unvested options vested in full and will remain exercisable for the duration of their 10-year term (November 3, 2015).

(20)	Consists of 40,000 shares of common stock and 25,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Fiske.

(21)	Consists of 29,000 shares of common stock and 1,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Toland.

(22)	Consists of 64,614 shares of common stock and 48,825 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008 held by Ms. Perinchief. The total includes 13,030 shares and 12,075 shares of common stock reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008 held by Don Perinchief, her spouse. Ms. Perinchief disclaims beneficial ownership of the common stock underlying the stock options held by Mr. Perinchief.

(23)	Consists of 26,950 shares of common stock and 14,500 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of September 17, 2008, held by Mr. Helton.

(24)	Includes shares directly and indirectly owned, and shares subject to stock options exercisable within 60 days of September 17, 2008, for executive officers and directors as a group.

OTHER MATTERS

In accordance with the Company’s Bylaws, only the business within the purposes described in the accompanying notice may be conducted at the Special Meeting. Accordingly, additional matters may not be presented at the Special Meeting.

ON BEHALF OF THE BOARD OF
DIRECTORS

Freya R. Brier
Senior Vice President and Corporate Secretary

10401 NE 8th Street, Suite 500
Bellevue, WA 98004
October 8, 2008

EDDIE BAUER HOLDINGS, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Eddie Bauer Holdings, Inc., a Delaware corporation, (the “Company”), hereby nominates, constitutes and appoints McNeil S. Fiske Jr., Freya R. Brier and Marv Toland, or any one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders of the Company, to be held on November 5, 2008 and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE “FOR” BOTH ITEMS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1.	To approve an amendment to Eddie Bauer’s Certificate of Incorporation (i) to extend the 4.75% limitation on ownership of securities contained in the Company’s Certificate of Incorporation from the current expiration date of January 4, 2009 to January 1, 2012, and (ii) to provide for an exception to that limitation for the issuance of the Company’s securities upon conversion of the Company’s 5.25% Convertible Senior Notes due 2014 in accordance with their terms.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

Proposal 2.	To approve adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting or any adjournment thereof to approve the first proposal.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSALS.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated October 9, 2008 and the accompanying Proxy Statement relating to the Special Meeting.

Dated:          , 2008

Signature:

Signature:

Signature(s) of Stockholder(s)
(See Instructions Below)
The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Special Meeting.

PLEASE MARK, SIGN, DATE AND USING THE RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 1:00 a.m. (Central time) on November 5, 2008.

Internet		Telephone		Mail

www.investorvote.com/EBHI		1-800-652-VOTE (8683)

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares of common stock in the same manner as if you marked, signed and returned your proxy card.